UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

DATE OF REPORT: June 23, 2011

(Date of earliest event reported)

Hornbeck Offshore Services, Inc.

(Exact Name of Registrant as Specified in Its Charter)

Delaware	001-32108	72-1375844
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification Number)

103 Northpark Boulevard, Suite 300 Covington, LA		70433
(Address of Principal Executive Offices)		(Zip Code)

(985) 727-2000

(Registrant’s Telephone Number, Including Area Code)

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 – Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(a)	Election of Directors

On June 27, 2011, Hornbeck Offshore Services, Inc., or the Company, announced that, in a meeting of the Board of Directors, or the Board, held on June 23, 2011, the Board increased the number of directors to serve on the Board from seven to eight members. In addition, John T. Rynd was elected to the Board to fill the vacancy created by the resignation of David Trice, to serve as a Class II director until the 2012 annual meeting of stockholders or until his successor is duly elected and qualified, and Kevin O. Meyers, Ph.D. was appointed to the Board to fill the vacancy created by the increased size of the Board, to serve as a Class I director until the 2013 annual meeting of stockholders or until his successor is duly elected and qualified. After concluding that both Mr. Rynd and Dr. Meyers meet the independence and financial literacy requirements of the New York Stock Exchange, Mr. Rynd and Dr. Meyers were both appointed by the Board to serve on the Company’s Compensation Committee. As directors of the Company, Mr. Rynd and Dr. Meyers will participate under the Company’s Non-Employee Director Compensation Policy described in the Company’s 2011 Proxy Statement. In addition, pursuant to the Company’s Incentive Compensation Plan, both Mr. Rynd and Dr. Meyers’ were awarded 2,685 restricted stock units of the Company’s common stock effective June 23, 2011 at a valuation of $25.69 per share. These restricted stock units will vest on February 23, 2012 coinciding with restricted stock units granted to existing directors on February 23, 2011.

(e)	Compensatory Arrangement of Certain Officers

On June 23, 2011, the Board approved the promotion of Samuel A. Giberga from Senior Vice President to Executive Vice President. Mr. Giberga will also continue to serve as the Company’s General Counsel and Chief Compliance Officer. In connection with this promotion, on June 27, 2011, the Company and Mr. Giberga entered into an employment agreement, effective as of January 1, 2011. Pursuant to the employment agreement, Mr. Giberga will receive a basic annualized salary of $275,000. This employment agreement has a term that continues through December 31, 2013. The term of the agreement automatically extends for an additional year every January 1, beginning on January 1, 2012, unless notice of termination is given before such date by the employee or the Company. If the agreement is not renewed, Mr. Giberga would be entitled to receive an amount equal to one-half of his basic annualized salary for the year preceding such non-renewal.

Under the terms of the Company’s Incentive Compensation Plan and this employment agreement, Mr. Giberga is entitled to payments and benefits upon the occurrence of specified events including termination of employment without cause and upon a change in control of the Company. In the event Mr. Giberga is terminated without “good cause” as defined in the employment agreement: (i) his unvested stock options and time-based restricted stock unit awards would vest upon the termination event, (ii) his unvested performance-based restricted stock unit awards would vest at the end of the measurement period at the number of shares that would have vested had he been employed with the Company through the end of each measurement period (depending on satisfaction of the performance criteria); and (iii) he would be entitled to his base salary, cash incentive compensation, automobile, and medical and other benefits through the actual expiration date of his agreement provided that bonuses for each calendar year through the termination date that are (a) discretionary in nature, shall be paid based on the greater of (x) the amount equal to the total bonus paid for the last completed year for which bonuses have been paid or (y) the amount equal to the bonuses that would have been payable for the then current year, and bonuses that are (b) performance based, shall be based on the amount equal to the bonuses that would have been payable for the applicable year, had he been employed with the Company at the end of each such year and paid at the time bonuses for each such year are paid to those executives still employed by the Company, determined on a basis consistent with the last completed year for which bonuses have been paid but using the bonus amounts for the then current year. If the Company should undergo a change in control while the employment agreement is in effect and Mr. Giberga is either constructively or actually terminated under the conditions set forth in his agreement, then he will be entitled to receive one and one-half times his salary for the year in which the termination occurs, an additional eighteen months of medical and other insurance benefits and, in general, one and one-half times the greater of (x) the amount equal to the total incentive compensation and bonus, if applicable, paid for the last completed year for which bonuses have been paid or (y) the amount equal to the incentive compensation that would have been payable for the then current year.

If the employment of Mr. Giberga is terminated for good cause or if Mr. Giberga voluntarily terminates his employment with the Company, the Company will pay any compensation earned but not paid to him prior to the effective date of termination. Mr. Giberga may voluntarily terminate his employment by giving at least thirty days notice. At any time after such notice, the Company would have the right to relieve the employee of his duties; however salary would continue during the notice period.

If Mr. Giberga dies during the term of his employment: (i) his unvested stock options and time-based restricted stock unit awards would vest upon the date of death, (ii) his performance-based restricted stock unit awards would vest at the higher of the number of shares that would otherwise be earned if the performance criteria were applied on the date of death or the Target Share amount; and (iii) the Company shall pay to his estate the compensation that such executive would have earned through the date of death, including any bonus or cash incentive compensation earned but not yet paid, and his dependents would be entitled to benefits, including medical, and other benefits and use of a Company automobile for a period of one year from the date of death. Similarly, if Mr. Giberga becomes permanently disabled, as defined in the employment agreement, during the term of his employment: (i) his unvested stock options and time-based restricted stock unit awards would vest upon the termination event, (ii) his performance-based restricted stock unit awards would vest at the higher of the number of shares that would otherwise be earned if the performance criteria were applied on the date of termination or the Target Share amount; and (iii) he would be entitled to (x) salary continuation benefits under the Company’s disability plan, which allows disability payments for as long as the plan participant is disabled from performing the material duties of his own occupation (y) the compensation that such executive would have earned through the date of determination of permanent disability, including any bonus or cash incentive compensation earned but not yet paid, and (z) other benefits, including medical and use of a Company automobile for a period of one year from the date of determination of permanent disability.

Pursuant to the employment agreement, Mr. Giberga has agreed that during the term of the agreement and for a period of two years after termination, he will not (1) be employed by or associated with or own more than 5% of the outstanding securities of any entity that competes with us in the locations in which we operate, (2) solicit any of our employees to terminate their employment or (3) accept employment with or payments from any of our clients or customers who did business with us while employed by us. The Company may elect to extent Mr. Giberga’s noncompetition period for an additional year by paying his compensation and other benefits for an additional year.

Item 5.07 – Submission of Matters to a Vote of Security Holders.

Our annual meeting of stockholders was held on June 23, 2011. The matters voted upon and the results of the voting were as follows:

Proposal No. 1: Our stockholders re-elected two Class III directors to serve on the Company’s Board of Directors for terms of three years or until their successors are duly elected and qualified or until the earlier of their death, resignation or removal.

Director Nominee	For	Withheld	Broker Non-Votes
Todd M. Hornbeck	19,719,002	351,041	4,154,854
Patricia B. Melcher	19,719,936	350,107	4,154,854

Proposal No. 2: Our stockholders approved a proposal to ratify the reappointment of Ernst & Young LLP as the Company’s independent registered public accountants and auditors for the fiscal year ending December 31, 2011.

For	Against	Abstain	Broker Non-Votes
23,532,845	598,260	93,792	0

Proposal No. 3: Our stockholders considered a non-binding, advisory vote to approve the compensation of the Company’s named executive officers.

For	Against	Abstain	Broker Non-Votes
16,230,116	3,723,376	116,551	4,154,854

Proposal No. 4: Our stockholders considered a non-binding, advisory vote on the frequency for stockholders’ non-binding, advisory vote on executive officers’ compensation.

1 Year	2 Year	3 Year	Abstain	Broker Non-Votes
13,740,139	99,898	6,134,192	95,814	4,154,854

In accordance with the stockholders’ recommendation, the Company has determined that a non-binding, advisory vote on executive officers’ compensation will be conducted annually, until the next stockholder non-binding, advisory vote on the frequency for stockholders’ non-binding, advisory vote on executive officers’ compensation.

Item 9.01 – Financial Statements and Exhibits

(c)	Exhibits.

99.1	Press Release, dated June 27, 2011

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Hornbeck Offshore Services, Inc.

Date: June 27, 2011	By:	/s/ Paul M. Ordogne
Paul M. Ordogne
Corporate Secretary